EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of ITC Holdings Corp. and subsidiaries and the effectiveness of ITC Holdings Corp.’s internal control over financial reporting dated February 29, 2008, appearing in the Annual Report on Form 10-K of ITC Holdings Corp. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Detroit, Michigan
August 14, 2008